Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Delta Financial Corporation:

     We consent to the use of our reports dated March 15, 2006, incorporated by reference in Amendment No. 1 to the Registration Statement on Form S-3, which includes the related Prospectus, of Delta Financial Corporation and subsidiaries (the “Company”) related to the registration of 2,500,000 shares of common stock of the Company, with respect to (i) the consolidated balance sheets of the Company as of December 31, 2005 and 2004, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005, and (ii) management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the Company’s December 31, 2005 Annual Report on Form 10-K and to the reference to our firm under the heading “Experts” in Amendment No. 1 to the Registration Statement, which includes the related Prospectus.

/s/ KPMG LLP

New York, New York
May 22, 2006